October 27, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Exclusive Contracts

Tulsa, Okla - (BUSINESS WIRE) - October 27, 2004 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. announces it has entered into exclusive contracts with OneDisc Distribution Co., LLC, a Texas limited liability company, and Castaway Record Company, LLC, a Texas limited liability company, effective October 30, 2004, whereby OneDisc(R) and Castaway(TM) agrees to buy all their requirements for DVDPlus(R)/OneDisc(TM) CDs, DVDs, SACD, VCR tapes, cassette tapes, vinyl records and all other recordable media exclusively from EnXnet(R).

OneDisc Distribution Co., LLC provides marketing and distribution services to media production companies, including Castaway(TM) and InnerSoul(TM). EnXnet(R) can produce releases in DVDPlus(R)/OneDisc(TM), DVD, CD, SACD, VHS, cassette, vinyl records and other recordable media formats thus allowing OneDisc Distribution to offer their clientele a wide range of formats for their music and video releases.

All of the dual-sided optical discs (DVDPlus(R)/OneDisc(TM) media purchased by Castaway(TM) and OneDisc(TM) will be packaged in the Company's proprietary EnXCase(R). This proprietary product was created specifically for packaging dual-sided optical media in order to set these products apart from the other CD and DVD products in retail displays and to reduce in-store theft.

Ryan Corley, President of EnXnet, Inc., had this to say: "These agreements further our strong working relationship with Castaway(TM) and OneDisc Distribution. EnXnet(R) is looking forward to a long relationship which will mutually benefit all involved."

James Wilson, President of Castaway Records, had this to say: "We are quite pleased with these agreements which provide our companies with an assured supply of quality products."

InnerSoul Records, a division of Castaway(TM), and OneDisc Distribution is releasing the platinum R&B group AZ Yet -- THAT B U EP, on DVDPlus(R)/OneDisc(TM) along with the debut EP's of Angie Fisher -- CLEF NOTES and Ter'ell Shahid -- CHOCOLATE CITY on DVDPlus(R)/OneDisc(TM).

EnXnet, Inc. holds a ten percent (10.0%) equity interest each in Castaway Record Company, LLC and OneDisc Distribution Co., LLC. Ryan Corley, President of EnXnet, Inc., holds a forty percent (40.0%) equity interest each in Castaway Record Company, LLC and OneDisc Distribution Co., LLC. Mr. Corley is a Managing Member of OneDisc(TM) and Castaway(TM).

EnXnet, Inc. is a company that has concentrated on finding and developing new technologies with great potential for making positive impacts in the multimedia environment. We are beginning active commercialization of our advanced products. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These leading edge technologies and related products provide affordable and useful solutions in their respective applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
 www.enxnet.com